SLR Consulting (Canada) Ltd. 55 University Ave., Suite 501, Toronto, ON M5J 2H7 March 27, 2024 Consent of Qualified Person Re: Form 20-F of Nexa Resources S.A. (the “Company”) SLR Consulting (Canada) Ltd. (“SLR”), in connection with the Company’s Annual Report on Form 20-F for the year ended December 31, 2023 (the “Form 20-F”), consents to: • The public filing by the Company and use of the technical report titled “Technical Report Summary on the Cerro Pasco Complex Integration, Pasco Province, Peru” (the “Technical Report Summary”), with an effective date of December 31, 2023 and issue date of March 27, 2024, that was prepared in accordance with Subpart 1300 of Regulation S-K promulgated by the U.S. Securities and Exchange Commission, as an exhibit to and referenced in the Company’s Form 20-F; • the use of and references to our name, including our status as an expert or “qualified person” (as defined in Subpart 1300 of Regulation S-K promulgated by the U.S. Securities and Exchange Commission), in connection with the Form 20-F and any such Technical Report Summary; and • any extracts from or a summary of the Technical Report Summary in the Form 20-F and the use of any information derived, summarized, quoted, or referenced from the sections of the Technical Report Summary, or portions thereof, that were prepared by us, that we supervised the preparation of, and/or that was reviewed and approved by us, that is included or incorporated by reference in the Form 20-F. SLR is responsible for authoring sections of the Technical Report Summary, and this consent pertains to, those sections of the Technical Report Summary. SLR certifies that it has read the Form 20-F and that it fairly and accurately represents the information in the Technical Report Summary for which it is responsible. SLR Consulting (Canada) Ltd. Per: (Signed) Jason J. Cox Jason J. Cox, P.Eng. Global Technical Director